Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THE SECOND FISCAL QUARTER OF 2006

NEW ORLEANS, LA, June 12, 2006 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the second quarter of fiscal year 2006.
For the quarter ended April 30, 2006, the Company reported net earnings of $11.4 million, or $.11 per diluted share, compared to a net loss of $4.9 million, or $.04 per diluted share, for the second quarter of fiscal 2005. The Company reported net earnings for the six months ended April 30, 2006 of $19.8 million, or $.18 per diluted share. For the six months ended April 30, 2005, the Company reported a net loss of $150.2 million, or $1.37 per diluted share.
The Company announced last week that Kenneth C. Budde has decided to retire from his current position as President and Chief Executive Officer (“CEO”) effective June 30, 2006. Thomas M. Kitchen, the Company’s Chief Financial Officer, will serve as acting CEO and Chief Financial Officer while the Board conducts a national search for a successor. The search is expected to include the consideration of both internal and external candidates.
Mr. Budde stated, “Our strategic initiatives continue to produce solid results with an increase in preneed funeral sales of 8 percent and an increase in cemetery property sales of 2 percent during the first six months of fiscal year 2006 compared to the first six months of 2005. Excluding our Louisiana operations affected by Hurricane Katrina, we experienced a 12 percent increase in preneed funeral sales and a 9 percent increase in cemetery property sales for the six months.”
Mr. Budde continued, “Overall, our cemetery operations continued to produce strong results through the six months, led by the increase in cemetery property sales and perpetual care trust earnings, while our funeral operations have faced some challenges including the impact of Hurricane Katrina on our Louisiana businesses, an increase in cremations and a reduction in funeral trust earnings. We also experienced substantial increases in accounting and legal fees for the three and six month periods related to the recent SEC filings and class action lawsuits. Despite these challenges, we continue to produce strong cash flow and our management team continues to work hard to implement our initiatives, control costs and capture opportunities presented by the rising cremation rate. As I have decided to retire to spend more time with my family, I am pleased to turn over the reins to Tom Kitchen, with whom I have worked for many years. I am fully confident of his ability to step into the CEO position and guide the Company successfully while the Board conducts its search.”
Mr. Kitchen joined the Stewart Board in February 2004 and became the Company’s Chief Financial Officer in December 2004. Mr. Kitchen stated, “I am honored to have been selected to serve as acting CEO while the Board performs its search. Ken will leave Stewart in excellent financial and operating shape, and staffed with an exceptionally talented senior executive team. With their support, I have no doubt that the transition from Ken’s leadership to that of our next CEO will be smooth and successful, and we look forward to a strong second half of the fiscal year.”
Revenue from continuing operations was $131.0 million for the second quarter of fiscal year 2006 compared to $132.2 million for the second quarter of fiscal year 2005. The results for the second quarter of 2006 include a decline in revenue in our Louisiana operations of $2.6 million and a decline in our Puerto Rican operations of $0.9 million from the second quarter of 2005. The Company has recently made some sales management changes in Puerto Rico, which should allow it to recoup the shortfall experienced during the quarter.
Funeral revenue was $72.0 million for the second quarter of 2006 compared to $74.4 million for the second quarter of 2005. The results for the second quarter of 2006 include a decline in revenue in our Louisiana operations of $0.5 million from the second quarter of 2005. The Company’s same-store funeral events decreased 2.8 percent, or 453 events, to a total of 15,793 events for the second quarter of 2006. These operations experienced an increase in average revenue per traditional funeral service of 2.5 percent and a decrease in the average revenue per cremation service of 1.1 percent for the second quarter of fiscal year 2006. The decrease in the average revenue per cremation service was due to a decrease in the proportion of higher-priced cremations and a shift to lower-priced direct cremations. The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of lower-priced non-traditional funeral services, including cremations, and a year-over-year reduction in funeral trust earnings. This resulted in an overall decrease in the average revenue per funeral service for the quarter of 1.0 percent.
Excluding the three Louisiana funeral homes affected by Hurricane Katrina, the Company’s same-store funeral events decreased 2.0 percent, or 314 events, to a total of 15,385 events for the second quarter of 2006. Also excluding the three Louisiana funeral homes affected by Hurricane Katrina, the Company’s same-store funeral operations experienced an increase in average revenue per traditional funeral service of 2.4 percent, a decrease in the average revenue per cremation service of 0.8 percent and an overall decrease in the average revenue per funeral service of 1.2 percent.
Preneed funeral sales increased 8 percent during the second quarter of 2006 compared to the second quarter of 2005. Excluding the Louisiana properties, preneed funeral sales increased 11 percent during the second quarter of 2006.

Cemetery revenue increased $1.2 million, or 2.1 percent, for the second quarter of 2006, compared to the second quarter of 2005. The increase is primarily due to an increase in construction during the quarter on various cemetery projects, increased perpetual care trust earnings and an improvement in the Company’s bad debt experience offset by decreased cemetery property sales and merchandise deliveries. Revenue related to the cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.
For the second quarter of 2006, cemetery property sales decreased 5 percent year-over-year due to declines in cemetery property sales in Louisiana and Puerto Rico. Excluding Louisiana properties, cemetery property sales increased 2 percent year-over-year; excluding Louisiana and Puerto Rico, cemetery property sales increased 6 percent year-over-year for the second quarter of 2006. For the six months ended April 30, 2006, cemetery property sales increased 2 percent year-over-year. Excluding the Louisiana properties, cemetery property sales increased 9 percent year-over year for the first six months of 2006. Notwithstanding the decline in cemetery property sales for the second quarter, the Company is in line with its goal to increase property sales, excluding Louisiana, 5 to 10 percent for the fiscal year.
A reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations for the three and six months ended April 30, 2006 and 2005 is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.
Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)

(all items are net of income taxes)	Three Months Ended April 30,				Six Months Ended April 30,
	2006		2005		2006		2005
		per		per		per
	millions	share	millions	share	millions	share	millions	per share
Consolidated net earnings (loss)	$11.4	$.11	$(4.9)	$(.04)	$19.8	$.18	$(150.2)	$(1.37)
Add (Subtract): Loss (earnings) from discontinued operations	(0.1)	—	0.3	—	(0.4)	—	(0.3)	—
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	—	—	—	153.2	1.40

Earnings (loss) from continuing operations	$11.3	$.11	$(4.6)	$(.04)	$19.4	$.18	$2.7	$.03
Subtract: Stock option expense (1)	—	—	(0.4)	(.01)	—	—	(0.7)	(.01)
Add (Subtract): Hurricane related charges, net	(0.3)	(.01)	—	—	1.2	.01	—	—
Add: Separation charges	0.1	—	—	—	0.2	—	—	—
Subtract: Gains on dispositions, net of impairment losses	(0.1)	—	(0.2)	—	(0.1)	—	(1.0)	(.01)
Add: Loss on early extinguishment of debt	—	—	19.2	.18	—	—	20.9	.19

Adjusted earnings from continuing operations	$11.0	$.10	$14.0	$.13	$20.7	$.19	$21.9	$.20

(1)	On November 1, 2005, the Company implemented FASB Statement No. 123R “Share-Based Payment”, (“SFAS No. 123R”). The 2005 results are being adjusted as if SFAS 123R had been implemented as of November 1, 2004.

The Company’s adjusted earnings from continuing operations were $11.0 million, or $.10 per diluted share, for the second quarter of 2006 compared to $14.0 million, or $.13 per diluted share, for the second quarter of 2005. The change in adjusted earnings from continuing operations quarter-over-quarter is primarily due to an increase in corporate general and administrative expense of $2.7 million ($1.7 million after-tax, or $.01 per diluted share), resulting principally from an increase in accounting and legal fees related to the recent SEC filings and class action lawsuits, a decline in gross profits of $1.3 million ($0.8 million after-tax, or $.01 per diluted share) and an increase in interest expense of $1.0 million ($0.6 million after-tax, or $.01 per diluted share). The decline in gross profit was due largely to a decline in funeral revenue as discussed above.
Adjusted earnings from continuing operations were $20.7 million, or $.19 per diluted share, for the first six months of 2006, compared to $21.9 million, or $.20 per diluted share, for the first six months of 2005. The change in adjusted earnings from continuing operations was due to an increase in professional fees included in corporate general and administrative expenses of $5.0 million ($3.1 million after-tax, or $.03 per diluted share), resulting principally from an increase in accounting and legal fees related to the recent SEC filings and class action lawsuits, partially offset by a decrease in interest expense of $1.8 million ($1.1 million after-tax, or $.01 per diluted share) and an increase in gross profit of $0.6 million ($0.4 million after-tax, or $.01 per diluted share). The increase in gross profit was due largely to the increase in cemetery revenue as discussed above.
Cash flow from operations for the second quarter of fiscal year 2006 was $23.8 million, and free cash flow was $20.0 million compared to $5.6 million of cash flow from operations and $0.5 million of free cash flow for the second quarter of fiscal year 2005. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) The increase in cash flow for the second quarter was primarily due to $25.4 million in premiums paid on early extinguishment of debt in the second quarter of 2005. In addition, cash flow from operations for the second quarter of fiscal year 2006 reflects the decrease in operating earnings and the fact that the second quarter of 2006 included an interest payment on the Company’s senior notes while the second quarter of 2005 did not. Prior to the refinancing of its senior subordinated notes in February 2005, the Company made interest payments on the notes in January and July of each year, or during the Company’s first and third quarters. Upon the refinancing of the senior notes in February 2005, the Company makes interest payments on the notes in February and August, or during the Company’s second and fourth quarters.
As of April 30, 2006, the Company had outstanding debt of $378.4 million and cash on hand of approximately $42.6 million, or net debt of $335.8 million. During the second quarter of 2006, the Company repurchased 1,426,500 shares of its Class A common stock for $8.1 million under the current stock repurchase program and paid $2.7 million in dividends.
Mr. Kitchen concluded, “Despite the challenges we faced during the second quarter of fiscal year 2006 in our funeral business, we produced solid earnings and strong cash flow. We reinvested $8.1 million in our stock buyback program and repaid $30.7 million in debt. We remain focused on the execution of our strategic plan, which emphasizes putting people first, expanding our products and offerings to our customers and marketing additional products and services to our existing customer base. We are currently eight months into the implementation period, and we are seeing positive results in the markets where the plan is in place. We believe that this strategic plan will keep us well positioned to deliver strong results during the remainder of the year.”
Second Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue decreased $2.4 million to $72.0 million, primarily due to a 2.8 percent decrease in the number of same-store funeral services performed and an increase in the cremation rate of 190 basis points.

•	Excluding the Louisiana funeral homes, the number of same-store funeral services performed decreased 2.0 percent.

•	The Company’s same-store funeral operations achieved a 2.5 percent increase in the average revenue per traditional funeral service and experienced a 1.1 percent decrease in the average revenue per cremation service. The decrease in the average revenue per cremation service is due to a decrease in the proportion of higher-priced cremations and a shift to lower-priced direct cremations.

•	Excluding the Louisiana funeral homes, same-store funeral operations achieved an increase of 2.4 percent in average revenue per traditional funeral service and experienced a 0.8 percent decrease in the average revenue per cremation service.

•	The increase in the average revenue per traditional funeral service was offset by an increase in the proportion of lower-priced, non-traditional funeral services, including cremations, and a year-over-year reduction in funeral trust earnings resulting in an overall decrease in the average revenue per funeral service for the quarter of 1.2 percent excluding the Louisiana funeral homes, or 1.0 percent including the Louisiana funeral homes.

•	The cremation rate for the Company’s same-store businesses was 38.6 percent for the second quarter of 2006 compared to 36.7 percent for the second quarter of 2005. Excluding the Louisiana funeral homes, the Company’s cremation rate was 38.9 percent for the second quarter of 2006 compared to 37.1 percent for the second quarter of 2005.

•	The funeral margin decreased 140 basis points to 25.6 percent compared to 27.0 percent for the same period in 2005, primarily due to the decrease in funeral revenue as discussed above, partially offset by a decrease in health insurance costs resulting from a large number of high dollar claims in 2005 that are not recurring in the current year.
CEMETERY
•	Cemetery revenue increased $1.2 million, or 2.1 percent, to $59.0 million for second quarter of 2006, compared to the second quarter of 2005. The increase is primarily due to an increase in construction during the quarter on various cemetery projects, increased perpetual care trust earnings and an improvement in the Company’s bad debt experience offset by decreased cemetery property sales and merchandise deliveries. Revenue related to the cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	Perpetual care trust earnings increased $0.7 million to $2.3 million.

•	The cemetery margin increased 20 basis points to 22.9 percent compared to 22.7 percent for the same period in 2005, due primarily to the increase in cemetery revenue as discussed above, coupled with a decrease in health insurance costs resulting from a large number of high dollar claims in 2005 that are not recurring in the current year.
OTHER
•	Corporate general and administrative expenses increased $2.7 million to $7.3 million due primarily to increased legal and accounting fees relating to the increase in SEC filings and class action lawsuits and $0.4 million in stock option expense as a result of the implementation of SFAS No. 123R on November 1, 2005.

•	The Company recorded a hurricane related insurance recovery of $0.5 million ($0.3 million after tax, or $.01 per diluted share) during the quarter as the insurance proceeds received during the quarter were greater than the loss incurred.

•	Interest expense increased $1.0 million to $7.7 million during the second quarter of 2006 due to a 158 basis-point increase in the average interest rate for the period, partially offset by a $32.8 million decrease in the average debt outstanding during the quarter. Approximately $0.7 million of additional interest (or an additional 1.5 percent per annum) was accrued during the quarter on the Company’s 6.25 percent senior notes due to the Company’s inability to timely complete a required exchange offer. The additional interest has now been eliminated in connection with the expiration of the exchange offer on June 5, 2006.

•	During the second quarter of 2005, the Company incurred a charge for early extinguishment of debt of $30.0 million ($19.2 million after tax, or $.18 per diluted share) as a result of refinancing its 10 3/4% notes during February 2005.

•	The effective tax rate was 37.7 percent in the second quarter of 2006 compared to 36.5 percent in the second quarter of 2005. The effective tax rate is expected to be approximately 37 percent for fiscal year 2006.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue decreased $0.3 million to $143.7 million due to a $1.3 million decrease from Louisiana operations and an increase in the cremation rate of 180 basis points.

•	The number of same-store funeral services performed decreased 0.2 percent.

•	Excluding the Louisiana funeral homes, the number of same-store funeral services performed increased 0.8 percent.

•	The Company’s same-store funeral operations achieved a 3.3 percent increase in the average revenue per traditional funeral service and experienced a 0.5 percent decrease in the average revenue per cremation service. The decrease in the average revenue per cremation service is due to a decrease in the proportion of higher-priced cremations and a shift to lower-priced direct cremations.

•	Excluding the Louisiana funeral homes, same-store funeral operations achieved a 3.4 percent increase in average revenue per traditional funeral service and the average revenue per cremation service remained the same compared to the first six months of fiscal year 2005.

•	The increase in the average revenue per traditional funeral service was partially offset by an increase in the proportion of lower-priced non-traditional funeral services, including cremations, and a year-over-year reduction in funeral trust earnings, resulting in an overall increase in the average revenue per funeral service of 0.1 percent excluding the Louisiana funeral homes. Including the Louisiana funeral homes, the overall average revenue per funeral service remained flat year-over-year.

•	The cremation rate for the Company’s same-store businesses was 38.6 percent for the six month period of 2006 compared to 36.8 percent for the six month period of 2005. Excluding the Louisiana funeral homes, the Company’s cremation rate was 38.9 percent for the six month period of 2006 compared to 37.2 percent for the six month period of 2005.

•	The funeral margin decreased 110 basis points to 25.2 percent compared to 26.3 percent for the same period in 2005 primarily due to an increase in funeral home staffing levels, an increase in preneed selling costs, and a decrease in funeral revenue as discussed above. These factors were partially offset by a decrease in health insurance costs resulting from a large number of high dollar claims in 2005 that are not recurring in the current year. Additionally, as a result of the 8 percent increase in preneed funeral sales, the investment in preneed selling costs during the quarter placed some downward pressure on funeral gross profit, as these preneed selling costs are expensed as incurred. The increased preneed funeral sales are deferred into the backlog until the products and services are delivered.
CEMETERY
•	Cemetery revenue increased $3.2 million to $113.5 million. These results include a decline in revenue in our Louisiana operations of $3.3 million. The increase in cemetery revenue was due primarily to an increase in property sales and an increase in perpetual care trust earnings, which was partially offset by a decrease in revenue associated with merchandise deliveries and a decrease in cemetery revenue in the Louisiana operations.

•	Perpetual care trust earnings increased $2.3 million to $5.0 million.

•	The cemetery margin increased 140 basis points to 21.8 percent compared to 20.4 percent for the same period in 2005 due primarily to the increase in cemetery revenue as discussed above, coupled with a decrease in health insurance costs resulting from a large number of high dollar claims in 2005 that are not recurring in the current year.

OTHER
•	Corporate general and administrative expenses increased $5.7 million to $14.5 million due primarily to increased professional fees of $5.0 million and $0.8 million in stock option expense as a result of the implementation of SFAS No. 123R on November 1, 2005. Based on current grants, the Company expects to incur approximately $1.7 million in stock option expense for fiscal year 2006. Increased professional fees resulted primarily from an increase in accounting and legal fees related to the increase in SEC filings and the class action lawsuits. Although the Company expects professional fees in fiscal year 2006 to be significantly greater than fiscal year 2005, it does not expect to sustain the level of professional fees it incurred during the first six months of 2006.

•	The Company recorded hurricane related charges of $2.1 million ($1.2 million after tax, or $.01 per diluted share) during the current fiscal year, net of insurance proceeds.

•	Other operating income, net, increased $0.5 million to $1.0 million during the second quarter of 2006. The increase was primarily due to a gain related to the sale of undeveloped cemetery land in the first quarter of 2006.

•	Interest expense decreased $1.8 million to $15.2 million during the first six months of fiscal 2006 due to a $12.2 million decrease in the average debt outstanding during the period and a 61 basis-point decrease in the average interest rate for the period. Approximately $1.4 million of additional interest (or an additional 1.4 percent per annum) was accrued during the first half of 2006 on the Company’s 6.25 percent senior notes due to the Company’s inability to timely complete a required exchange offer. The additional interest has now been eliminated in connection with the expiration of the exchange offer on June 5, 2006. During the first six months of 2005, the Company incurred a charge for early extinguishment of debt of $32.7 million ($20.9 million after tax, or $.19 per diluted share) as a result of refinancing its senior secured credit facility during November 2004 and the refinancing of its 10 3/4% notes during February 2005.

•	In the first six months of fiscal 2005, the Company recorded the cumulative effect of a change in accounting principle of $153.2 million, net of tax, (or $1.40 per diluted share) for the change in accounting for preneed selling costs. Effective November 1, 2004, the Company no longer amortizes preneed selling costs, but rather expenses them as incurred.

•	The effective tax rate was 37.7 percent in the first six months of 2006 compared to 30.2 percent in the first six months of 2005. The effective tax rate is expected to be approximately 37 percent for fiscal year 2006.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $10.5 million for fiscal year 2006 compared to $10.3 million for the comparable period of 2005.
Cash Flow Results and Debt for Total Operations
•	Cash flow from operations for the second quarter of fiscal year 2006 was $23.8 million, and free cash flow was $20.0 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) During the second quarter of fiscal year 2005, cash flow from operations was $5.6 million, and free cash flow was $0.5 million.
•	The increase in cash flow for the second quarter was primarily due to $25.4 million in premiums paid on early extinguishment of debt in the second quarter of 2005. In addition, cash flow from operations for the second quarter of fiscal year 2006 reflects the decrease in operating earnings and the fact that the second quarter of 2006 included an interest payment on the Company’s senior notes while the second quarter of 2005 did not. Prior to the refinancing of its senior subordinated notes in February 2005, the Company made interest payments on the notes in January and July of each year, or during the Company’s first and third quarters. Upon the refinancing of the senior notes in February 2005, the Company makes interest payments on the notes in February and August, or during the Company’s second and fourth quarters.

•	During the second quarter of 2006, the Company repurchased 1.4 million shares of Class A common stock for $8.1 million. During the fiscal year through May 31, 2006, the Company repurchased a total of 2,191,000 shares of our common stock for $12.6 million and has approximately $9.5 million available for future repurchases under its current stock repurchase program.

•	During the second quarter of 2006, the Company’s Board declared, and the Company paid, $2.7 million in dividends.

•	As of April 30, 2006, the Company had outstanding debt of $378.4 million and cash on hand of $42.6 million, or net debt of $335.8 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended April 30, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 10.5 percent, and its perpetual care trust funds experienced a total return of 6.7 percent.

•	For the twelve months ended April 30, 2005, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 3.5 percent, and its perpetual care trust funds experienced a total return of 3.4 percent.

•	For the last three years ended April 30, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 8.9 percent, and its perpetual care trust funds experienced a total return of 6.9 percent.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 289-0572. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 981-5543. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 4832672 until June 26, 2006, midnight Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until July 12, 2006.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2006	2005
Revenues:
Funeral	$72,007	$74,374
Cemetery	59,010	57,794

	131,017	132,168

Costs and expenses:
Funeral	53,592	54,241
Cemetery	45,510	44,697

	99,102	98,938

Gross profit	31,915	33,230
Corporate general and administrative expenses	(7,256)	(4,582)
Hurricane related charges, net	558	—
Separation charges	(122)	—
Gains on dispositions and impairment (losses), net	159	364
Other operating income, net	36	259

Operating earnings	25,290	29,271
Interest expense	(7,681)	(6,671)
Loss on early extinguishment of debt	—	(30,057)
Investment and other income, net	652	112

Earnings (loss) from continuing operations before income taxes	18,261	(7,345)
Income tax expense (benefit)	6,885	(2,680)

Earnings (loss) from continuing operations	11,376	(4,665)

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	51	(161)
Income tax expense (benefit)	(20)	91

Earnings (loss) from discontinued operations	71	(252)

Net earnings (loss)	$11,447	$(4,917)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.11	$(.04)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.11	$(.04)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.11	$(.04)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.11	$(.04)

Weighted average common shares outstanding (in thousands):
Basic	107,951	109,506

Diluted	108,035	109,506

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2005 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2006	2005
Revenues:
Funeral	$143,741	$143,980
Cemetery	113,476	110,297

	257,217	254,277

Costs and expenses:
Funeral	107,506	106,082
Cemetery	88,713	87,755

	196,219	193,837

Gross profit	60,998	60,440
Corporate general and administrative expenses	(14,475)	(8,798)
Hurricane related charges, net	(2,080)	—
Separation charges	(276)	—
Gains on dispositions and impairment (losses), net	159	1,178
Other operating income, net	1,014	498

Operating earnings	45,340	53,318
Interest expense	(15,209)	(17,047)
Loss on early extinguishment of debt	—	(32,708)
Investment and other income, net	1,120	220

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	31,251	3,783
Income taxes	11,781	1,143

Earnings from continuing operations before cumulative effect of change in accounting principle	19,470	2,640

Discontinued operations:
Earnings from discontinued operations before income taxes	345	465
Income tax expense (benefit)	(21)	119

Earnings from discontinued operations	366	346

Earnings before cumulative effect of change in accounting principle	19,836	2,986
Cumulative effect of change in accounting principle (net of $101,061 income tax benefit)	—	(153,180)

Net earnings (loss)	$19,836	$(150,194)

Basic earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.18	$.03
Earnings from discontinued operations	—	—
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.18	$(1.37)

Diluted earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.18	$.03
Earnings from discontinued operations	—	—
Cumulative effect of change in accounting principle	—	(1.40)

Net earnings (loss)	$.18	$(1.37)

Weighted average common shares outstanding (in thousands):
Basic	108,232	109,293

Diluted	108,260	109,506

Dividends declared per common share	$.05	$.025

Certain reclassifications have been made to the 2005 consolidated statement of earnings. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$42,648	$40,605
Marketable securities	1,318	1,302
Receivables, net of allowances	70,598	79,825
Inventories	32,428	33,461
Prepaid expenses	3,675	2,766
Deferred income taxes, net	4,982	11,116
Assets held for sale	—	603

Total current assets	155,649	169,678
Receivables due beyond one year, net of allowances	70,629	68,935
Preneed funeral receivables and trust investments	505,551	503,468
Preneed cemetery receivables and trust investments	253,202	257,437
Goodwill	272,729	272,729
Cemetery property, at cost	367,862	366,776
Property and equipment, at cost:
Land	41,093	41,090
Buildings	291,122	287,525
Equipment and other	164,572	158,250

	496,787	486,865
Less accumulated depreciation	205,919	195,741

Net property and equipment	290,868	291,124
Deferred income taxes, net	184,617	187,573
Cemetery perpetual care trust investments	218,077	213,088
Other assets	18,607	20,318

Total assets	$2,337,791	$2,351,126

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,079	$3,168
Accounts payable	9,805	10,758
Accrued payroll	11,711	12,306
Accrued insurance	24,597	20,757
Accrued interest	5,360	5,236
Other current liabilities	17,253	24,681
Income taxes payable	2,035	886
Liabilities associated with assets held for sale	—	374

Total current liabilities	73,840	78,166
Long-term debt, less current maturities	375,299	406,859
Deferred preneed funeral revenue	276,062	284,090
Deferred preneed cemetery revenue	304,709	292,511
Non-controlling interest in funeral and cemetery trusts	632,745	626,841
Other long-term liabilities	11,740	11,442

Total liabilities	1,674,395	1,699,909

Commitments and contingencies	—	—
Non-controlling interest in perpetual care trusts	216,634	211,764

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares issued and outstanding 103,688,687 and 105,115,187 shares at April 30, 2006 and October 31, 2005, respectively	103,689	105,115
Class B authorized 5,000,000 shares issued and outstanding 3,555,020 shares at April 30, 2006 and October 31, 2005, 10 votes per share, convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	655,995	667,663
Accumulated deficit	(316,472)	(336,308)
Unearned restricted stock compensation	—	(569)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	(5)	(3)

Total accumulated other comprehensive losses	(5)	(3)

Total shareholders’ equity	446,762	439,453

Total liabilities and shareholders’ equity	$2,337,791	$2,351,126

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$19,836	$(150,194)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	(563)	(1,682)
Cumulative effect of change in accounting principle	—	153,180
Loss on early extinguishment of debt	—	32,708
Premiums paid on early extinguishment of debt	—	(25,369)
Depreciation and amortization	10,410	10,324
Amortization of deferred financing costs	524	739
Provision for doubtful accounts	3,049	3,063
Share-based compensation	834	—
Tax benefit on stock options exercised	—	1,939
Provision (benefit) for deferred income taxes	9,091	(681)
Other	187	771
Changes in assets and liabilities:
Increase in other receivables	(1,170)	(6,066)
(Increase) decrease in inventories and cemetery property	(50)	1,794
Decrease in accounts payable and accrued expenses	(3,485)	(9,130)
Net effect of preneed funeral production and maturities	(4,761)	(7,835)
Net effect of preneed cemetery production and deliveries	16,953	2,266
Increase (decrease) in other	202	(2,177)

Net cash provided by operating activities	51,057	3,650

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	16
Proceeds from sale of assets, net	751	6,385
Insurance proceeds related to hurricane damaged properties	5,300	—
Additions to property and equipment	(9,949)	(12,968)
Other	19	(188)

Net cash used in investing activities	(3,879)	(6,755)

Cash flows from financing activities:
Proceeds from long-term debt	—	440,000
Repayments of long-term debt	(31,650)	(438,341)
Debt issue costs	—	(5,811)
Issuance of common stock	—	12,608
Purchase and retirement of common stock	(8,141)	(5,681)
Dividends	(5,405)	(2,742)
Other	61	8

Net cash provided by (used in) financing activities	(45,135)	41

Net increase (decrease) in cash	2,043	(3,064)
Cash and cash equivalents, beginning of period	40,605	21,514

Cash and cash equivalents, end of period	$42,648	$18,450

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$700	$2,400
Interest	$13,800	$22,500

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2006 AND 2005
(Unaudited)
The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In the second quarter of 2006, the Company recorded hurricane related charges of $0.5 million, gains on dispositions, net of impairment losses, of $0.2 million and separation charges of $0.1 million, which are included in EBITDA from continuing operations presented below. In the second quarter of 2005, the Company recorded a charge of $30.0 million for early extinguishment of debt and gains on dispositions, net of impairment losses, of $0.4 million, which are included in EBITDA from continuing operations presented below. In addition, the 2005 results are being adjusted as if SFAS 123R had been implemented as of November 1, 2004. Adjusted EBITDA from continuing operations, which excludes the items discussed above, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.
Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three and six months ended April 30, 2006 and 2005:

	Three Months Ended		Six Months Ended
Adjusted EBITDA from Continuing Operations	April 30,		April 30,
(Dollars in millions)	2006	2005	2006	2005
Consolidated net earnings (loss)	$11.4	$(4.9)	$19.8	$(150.2)
Add (Subtract): Loss (earnings) from discontinued operations	(0.1)	0.3	(0.4)	(0.3)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	153.2

Earnings (loss) from continuing operations	11.3	(4.6)	19.4	2.7
Add: Depreciation and amortization from continuing operations	5.3	5.0	10.5	10.3
Add: Interest expense	7.7	6.7	15.2	17.0
Add: Income tax expense (benefit) from continuing operations	6.9	(2.7)	11.8	1.1

EBITDA from continuing operations	31.2	4.4	56.9	31.1
Subtract: Stock option expense	—	(0.4)	—	(1.1)
Add: Separation charges	0.1	—	0.3	—
Subtract: Gains on dispositions and impairment (losses), net	(0.2)	(0.4)	(0.2)	(1.2)
Add: Hurricane related charges, net	(0.5)	—	2.1	—
Add: Loss on early extinguishment of debt	—	30.0	—	32.7

Adjusted EBITDA from continuing operations	$30.6	$33.6	$59.1	$61.5

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2006 AND 2005
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and six months ended April 30, 2006 and 2005:

Free Cash Flow	Three Months Ended		Six Months Ended
	April 30,		April 30,
(Dollars in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$23.8	$5.6	$51.1	$3.7
Less: Maintenance capital expenditures	(3.8)	(5.1)	(8.1)	(8.3)

Free cash flow	$20.0	$0.5	$43.0	$(4.6)

Net cash provided by operating activities	$23.8	$5.6	$51.1	$3.7
Add: Premiums paid on early extinguishment of debt	—	25.4	—	25.4
Less: Extraordinary trust withdrawals(1)	(0.1)	—	(11.1)	—
Add (Subtract): Cash outflows (inflows) net of insurance proceeds received related to Hurricane Katrina	(1.0)	—	1.1	—

Adjusted cash provided by operating activities	$22.7	$31.0	$41.1	$29.1
Less: Maintenance capital expenditures	(3.8)	(5.1)	(8.1)	(8.3)

Recurring free cash flow	$18.9	$25.9	$33.0	$20.8

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects of the material weaknesses in our internal controls over financial reporting;

•	the effect of hurricanes on our businesses, including the uncertainty of the profitability of our Louisiana businesses in the future and the amount and timing of any potential additional insurance recoveries;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	effects of changes in accounting principles on our reported results;

•	effects of increasing numbers of cremations on our revenues and market share;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.